Exhibit 10.1

FIRST AMENDMENT TO THE

EQUITY PURCHASE AGREEMENT

This first amendment (this “Amendment”) to the Agreement (as defined below) is entered into as of August 21, 2026 (the “Effective Date”), by and between Change Agents Corporation, a Delaware corporation (the “Company”), and Hudson Global Ventures, LLC, a Nevada limited liability company (the “Investor”, and collectively with the Company, the “Parties”).

WHEREAS the Parties entered into an equity purchase agreement on or around July 22, 2026 (the “Agreement”); and

WHEREAS, the Parties now desire to amend the Agreement;

NOW, THEREFORE, the Parties hereto agree as follows:

1.	Applicable Trading Amount. The definition of “Applicable Trading Amount” in Section 1.1 of the Agreement shall be replaced by the following:

“Applicable Trading Amount” shall mean the following:

(a)	$15,000.00 if (i) the VWAP of the Common Stock during the period beginning at the start of regular trading hours” as defined in Rule 600(b)(88) of Regulation NMS promulgated under the federal securities laws on the Put Date and continuing through the time of the delivery of the Put Notice to Investor is greater than $0.25, and (ii) the total trading volume of the Company’s Common Stock on the Principal Market on the Put Date prior to the delivery of the Put Notice to Investor exceeds 1,000,000 shares; or

(b)	$15,000.00 if the lowest closing price of the Common Stock during the two (2) Trading Days immediately preceding the respective Put Date is greater than $0.30 but less than or equal to $0.35; or

(c)	$25,000.00 if the lowest closing price of the Common Stock during the two (2) Trading Days immediately preceding the respective Put Date is greater than $0.35 but less than or equal to $0.40; or

(d)	$100,000.00 if the lowest closing price of the Common Stock during the two (2) Trading Days immediately preceding the respective Put Date is greater than $0.40 but less than or equal to $0.50; or

(e)	$200,000.00 if the lowest closing price of the Common Stock during the two (2) Trading Days immediately preceding the respective Put Date is greater than $0.50 but less than or equal to $0.65; or

(f)	$350,000.00 if the lowest closing price of the Common Stock during the two (2) Trading Days immediately preceding the respective Put Date is greater than $0.65 but less than or equal to $0.90; or

(g)	$450,000.00 if the lowest closing price of the Common Stock during the two (2) Trading Days immediately preceding the respective Put Date is greater than $0.90 but less than or equal to $1.50; or

(h)	$500,000.00 if the lowest closing price of the Common Stock during the two (2) Trading Days immediately preceding the respective Put Date is greater than $1.50.

For the avoidance of doubt, each of the closing prices as well as the number of shares identified above in this definition of Applicable Trading Amount are subject to adjustment for any stock dividend, stock split, stock combination, rights offerings, reclassification or similar transaction that proportionately decreases or increases the number of outstanding Common Stock. Notwithstanding the foregoing, if the parameters in any of the subsections (b) through (h) of the definition of Applicable Trading Amount are satisfied on the respective Put Date, then subsection (a) of the definition of Applicable Trading Amount shall not apply on the respective Put Date.

2.	Purchase Price. The reference to “$0.30” in the definition of Purchase Price in Section 1.1 of the Agreement shall be replaced with “$0.20”.

3.	Minimum Pricing. The reference to “equal or exceed $0.41 per share” in Section 7.2(o) of the Agreement shall be replaced with “exceed $0.30 per share”. The following sentence also shall be added to Section 7.2(o) of the Agreement: “This Section 7.2(o) of the Agreement shall not apply to a Put Notice that is being delivered pursuant to the parameters in subsection (a) of the definition of Applicable Trading Amount.”

4.	Exchange Cap. The following sentence shall be added at the end of Section 7.1(g): “Notwithstanding anything in this Agreement to the contrary, and in addition to the limitations set forth herein, if Company has not obtained Stockholder Approval (as defined herein), the Company shall not issue an aggregate amount of Put Shares under the Agreement, which when aggregated with all other securities that are required to be aggregated for purposes of Nasdaq Listing Rule 5635(d), would exceed 19.99% of the shares of Common Stock outstanding as of the date of definitive agreement with respect to the first of such aggregated transactions. For purposes of this section, “Stockholder Approval” means such approval as may be required by the applicable rules and regulations of the Nasdaq Stock Market LLC (or any successor entity) from the stockholders of the Company with respect to the issuance of the Put Shares under the Agreement that, when taken together with any other securities that are required to be aggregated with the issuance of the Put Shares issued under for purposes of Nasdaq Listing Rule 5635(d), would exceed 19.99% of the issued and outstanding common stock as of the date of definitive agreement with respect to the first of such aggregated transactions.

5.	Section 10.14 Revision. The first sentence of Section 10.14 of the Agreement shall be deleted. The clause “Subject to the immediately preceding sentence,” in the second sentence of Section 10.14 of the Agreement shall be deleted.

6.	Effect of Amendment; Full Force and Effect. This Amendment shall form a part of the Agreement for all purposes, and each Party shall be bound hereby and this Amendment and the Agreement shall be read and interpreted as one combined instrument. From and after the date hereof, each reference in the Agreement to “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by this Amendment. Except as herein expressly amended or otherwise provided herein, each and every term, condition, warranty and provision of the Agreement shall remain in full force and effect, and such are hereby ratified, confirmed and approved by the Parties.

7.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by electronic means, including DocuSign, Adobe Sign or other similar e-signature services, e-mail or scanned pages shall be effective as delivery of a manually executed counterpart to this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed by their respective officers thereunto duly authorized as of the Effective Date.

COMPANY:

CHANGE AGENTS CORPORATION

By:	/s/ Sam Knipper
Name:	Sam Knipper
Title:	Chief Financial Officer

INVESTOR:

HUDSON GLOBAL VENTURES, LLC

By:	/s/ Seth Ahdoot
Name:	Seth Ahdoot
Title:	Member